UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2009

Barzel Industries Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33342 (Commission File Number)	20-4790836 (I.R.S. Employee Identification Number)

320 Norwood Park South – 2nd Floor
Norwood, Massachusetts 02062
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (781) 762-0123

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 22, 2009, Barzel Industries Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter stating that the Company is not in compliance with Nasdaq Rule 5550(b)(1) for continued listing of its common stock and warrants on the Nasdaq Capital Market.  Nasdaq Listing Rule 5550(b) requires companies whose securities are listed on the Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders’ equity or to have had a minimum of $500,000 of net income for the most recently completed fiscal year (or 2 of the last 3 years) or to have a minimum of $35,000,000 of market value of listed securities.  The Company has not been in compliance with the second and third minimum requirements and, at the end of the second fiscal quarter, the Company’s stockholder equity, as reported in its Quarterly Report on Form 10-Q for that quarter filed on July 20, 2009, decreased to less than $2,500,000.  Accordingly, the Company no longer meets any of the three alternative minimum requirements under such Rule for continued listing.

On August 3, 2009, Nasdaq will reinstate Nasdaq Listing Rule 5550(a)(2) that provides that a company does not qualify for continued listing of its securities if the minimum bid price is less than $1.00 for more than 30 days.  On July 24, 2009, the closing price of the Company’s common stock was $0.23 and the closing price of the Company’s warrants was $.03.  The Company does not expect that it will come into compliance with such Rule within 30 days after reinstatement thereof.

Under Nasdaq rules, the Company has 15 calendar days (expiring on August 6, 2009) to submit a plan to Nasdaq to regain compliance with the continued listing standards.  If such plan is accepted, Nasdaq may grant an extension of up to 105 calendar days from the date of the Nasdaq Staff Deficiency Letter for the Company to provide evidence of compliance.  If the Company does not submit a plan or the plan submitted is not accepted, the Company’s securities would be delisted shortly after the expiration of such 15-day period.

The Company has obtained a deferral to October 13, 2009 of payment of interest on its 11.5% Senior Secured Notes due 2015 in the aggregate principal amount of $315 million.  Under the deferral agreement, the Company agreed to use its best efforts to consummate a debt and/or equity recapitalization or restructuring, a debt refinancing, a capital raising transaction, or a sale of its equity securities or its assets.   The Company has retained an independent third party investment banker to assist in connection therewith.   The Company has determined that it is in the best interests of the corporation to devote its full management resources to completing such a transaction. Accordingly, the Company has also determined that, in light of the current trading price of the common stock and its expectation that such price will not be in compliance with the minimum bid price upon the reinstatement of Rule 5550(a)(2), the commitment of management resources to complete a transaction within the same time period allowable to implement such a compliance plan, other commitments on management resources, and other factors, the Company will not submit a plan to Nasdaq to regain compliance with the continued listing standards.

Upon delisting from the Nasdaq Capital Market, the Company’s common stock and warrants may become eligible for quotation on the Over-the-Counter Bulletin Board (“OTCBB”) or the Pink Sheets.  The Company does not expect to devote significant resources to securing such eligibility.  Securities quoted on the OTCBB or the Pink Sheets are not considered to be traded on a national stock exchange.

No assurance can be given that any such transaction will be successfully completed, as to the proceeds thereof, if any, or as to the timing thereof.  If the Company issues additional equity securities in connection with a debt restructuring or refinancing, a capital raising transaction, or otherwise, its current stockholders and warrant holders would experience substantial dilution.  If the Company sells substantial assets, it is unlikely that there would be substantial proceeds, if any, available for stockholders or warrant holders.  Delisting from the Nasdaq Capital Market could result in material adverse consequences, including a reduction in or loss of a trading market for the common stock and warrants, a reduction in the market prices thereof, a reduced amount of news and analyst coverage for us, a decreased ability to issue additional securities or obtain additional financing and a decreased ability of warrant holders to exercise their warrants.  Such consequences may not be mitigated by eligibility for quotation on the OTCBB or the Pink Sheets.

On July 28, 2009, the Company issued a press release relating to the matters described herein, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated July 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARZEL INDUSTRIES INC.
Date:	July 28, 2009	By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Vice President, Strategic Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated July 28, 2009.